ACUITY BRANDS, INC.
2002 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Effective As of January 1, 2003)
(As Amended and Restated Effective As of June 26, 2015, except where otherwise noted)

ACUITY BRANDS, INC.
2002 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PREAMBLE
The Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“Plan”) is designed to be a supplemental retirement plan covering a select group of management and highly compensated employees of Acuity Brands, Inc. (the “Company”) and its Subsidiaries. The benefits under the Plan are unfunded and all amounts payable under the Plan shall be paid from the general assets of the Employer which employs the Participant. The effective date of the amended and restated Plan as set forth herein is June 26, 2015 (“Effective Date”), except where otherwise noted.

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND CONSTRUCTION	1

1.1	Definitions 1

(a)	Accrued Benefit 1

(b)	Act 2

(c)	Actuarial (or Actuarially) Equivalent 2

(d)	Administrator 2

(e)	Authorized Leave of Absence 2

(f)	Annual Bonus 2

(g)	Average Annual Compensation 2

(h)	Beneficiary 2

(i)	Board 3

(j)	Break in Service 3

(k)	Company 3

(l)	Compensation 3

(m)	Disability Retirement Date 3

(n)	Early Retirement Date 3

(o)	Effective Date 3

(p)	Executive Officer 3

(q)	Fiduciaries 3

(r)	Late Retirement Date 4

(s)	Normal Retirement Date 4

(t)	NSI 4

(u)	Participant 4

(v)	Plan 4

(w)	Plan Year 4

(x)	Prior Plan 4

(y)	Retirement 4

(z)	Surviving Spouse 4

(aa)	Termination Date 4

(bb)	Total and Permanent Disability 4

(cc)	Vested Terminee 4

(dd)	Year of Credited Service 4

(ee)	Pre-Section 409A Benefit 5

(ff)	Section 409A 5

(gg)	Section 409A Benefit 5

1.2	Construction 5

ARTICLE II PARTICIPATION, CREDITED SERVICE, AND BREAK IN SERVICE	6

2.1	Eligibility for Participation 6

2.2	Break in Service 6

2.3	Participants Bound 6

2.4	Transfers 6

ARTICLE III RETIREMENT AND TERMINATION DATES	8

3.1	Normal Retirement Benefit 8

3.2	Late Retirement Benefit 8

3.3	Early Retirement Benefit 8

3.4	Disability Retirement Benefit 9

3.5	Vested Terminee Benefit 9

3.6	Termination Prior to Completion of Three (3) Years of Credited Service 9

3.7	Form of Payment of Standard Accrued Benefit 10

3.8	Form of Payment of Incremental Accrued Benefit 10

3.9	Pre-Section 409A Benefit 10

3.10	Payments to Specified Employees 10

ARTICLE IV PRE-RETIREMENT DEATH BENEFITS	11

ARTICLE V PLAN FINANCING	12

5.1	Payment of Costs and Expenses 12

ARTICLE VI FIDUCIARY RESPONSIBILITIES	13

6.1	Allocation of Responsibility Among Fiduciaries 13

6.2	Fiduciary Duties 13

6.3	Company Filing Responsibility 13

ARTICLE VII ADMINISTRATION	14

7.1	General Duties 14

7.2	Application and Forms For Benefit 14

7.3	Facility of Payment 14

7.4	Rules and Decisions 15

7.5	Company to Furnish Information 15

7.6	Administrator to Furnish Other Information 15

ARTICLE VIII SUCCESSOR COMPANY	16

ARTICLE IX PLAN TERMINATION	17

ARTICLE X TRUST	18

ARTICLE XI AMENDMENTS AND ACTION BY COMPANY	19

ARTICLE XII MISCELLANEOUS	20

12.1	Nonguarantee of Employment 20

12.2	Rights Under Plan 20

12.3	Nonalienation of Benefits 20

12.4	Headings for Convenience Only 20

12.5	Multiple Copies 20

12.6	Governing Law 20

12.7	Guarantee of Performance 20

12.8	Payment of Legal Fees 20
12.9    Section 409A.................................................................................................... 21

ARTICLE XIII CHANGE IN CONTROL	22

13.1	Cause 22

13.2	Change in Control 22

13.3	Termination of Employment 23

13.4	Plan Termination Upon a Section 409A Change in Control Event 23

13.5	Amendment or Termination 24

[SCHEDULE 1]
[APPENDICES]

23

ARTICLE I
ARTICLE II
ARTICLE IIIDEFINITIONS AND CONSTRUCTION
1.Definitions
: Where the following words and phrases appear in this Plan, they shall have the meanings set forth below, unless the context clearly indicates to the contrary:
(a)Accrued Benefit

: With respect to any Participant at any time a monthly benefit payable for 180 months only, commencing on the Participant’s Normal Retirement Date in an amount equal to the sum of (i) and (ii) below:
(i)the product of 1.6% of the Participant’s Average Annual Compensation multiplied by the Participant’s Years of Credited Service up to a maximum of ten (10) years, divided by twelve (12); provided, that for Participants who are active employees on January 1, 2009, the monthly benefit payable commencing at Normal Retirement Date shall be an amount equal to the product of 1.8% of the Participant’s Average Annual Compensation multiplied by the Participant’s Years of Credited Service up to a maximum of ten (10) years, divided by twelve (12); provided, that for Participants who are active employees of either the Company or Adopting Employers on October 23, 2012, the monthly benefit payable commencing on the Normal Retirement Date shall be an amount equal to the product of 2.8% of the Participant’s Average Annual Compensation multiplied by the Participant’s Years of Credited Service up to a maximum of ten (10) years, divided by twelve (12) (the “Standard Accrued Benefit”); plus
(ii)with respect to Participants who are active employees of either the Company or Adopting Employers on June 26, 2015 (or who first become a Participant on or after June 26, 2015), a supplemental benefit equal to the product of 1.4% of the Participant’s Average Annual Compensation multiplied by the Participant’s Years of Credited Service up to a maximum of ten (10) years, divided by twelve (12) (the “Incremental Accrued Benefit”).
The maximum number of Years of Credited Service a Participant can accrue under the Plan is ten (10) years, provided that Compensation earned after a Participant has completed ten (10) Years of Credited Service shall be counted for purposes of determining the Participant’s Accrued Benefit if counting such Compensation would increase the Participant’s Accrued Benefit.
Notwithstanding the foregoing, if a Participant who received a distribution or distributions following his Termination Date or Retirement is re-employed and again becomes an active Participant, such Participant’s Accrued Benefit, as computed pursuant to this Section, shall be reduced by the monthly Accrued Benefit amount that is the Actuarial Equivalent of the distribution(s) made to the Participant.
Effective January 1, 2005, the Participant’s Accrued Benefit set forth in Section 1.1(a)(i) shall, for certain purposes under the Plan as indicated under the appropriate section, be divided between his Pre-Section 409A Benefit and his Section 409A Benefit. Except as indicated in such specific sections, the Participant’s Accrued Benefit shall be treated as a single benefit.
(b)Act
: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.
(c)Actuarial (or Actuarially) Equivalent
: A benefit of equivalent value determined using an interest rate equal to (i) with respect to any Pre-Section 409A Benefit, 7% per annum, and with respect to any Section 409A Benefit, the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds, and (ii) the mortality table prescribed by the Commissioner of Internal Revenue pursuant to Rev. Rul. 95-6 (as hereafter amended or modified).
(d)Administrator
: The Company and any person or committee designated by the Company to perform all or a portion of the duties and responsibilities of the Administrator under the Plan.
(e)Authorized Leave of Absence

: Any absence authorized by the Company under the Company’s standard personnel practices, provided that the Participant returns within the period specified in the Authorized Leave of Absence.
(f)Annual Bonus
: The amount awarded an Executive under the Company’s annual bonus program, subject to the provisions and limitations contained in Section 1.1(l) of the Plan.
(g)Average Annual Compensation
: The applicable annual amount shall be the average of the Participant’s Compensation for the three highest, consecutive calendar years preceding the Participant’s date of Retirement, death or other termination of employment.
(h)Beneficiary
: The person or persons last designated in writing by the Participant on a form provided by the Administrator to receive benefits under Section 3.7 or Article IV of the Plan in the event of the Participant’s death. If no designation of Beneficiary shall be in effect at the time of a Participant’s death or if all designated Beneficiaries shall have predeceased the Participant, then the Beneficiary shall be the Participant’s Surviving Spouse or if there is no such Surviving Spouse, the Participant’s estate or legal representative.
(i)Board
: The Board of Directors of Acuity Brands, Inc. or its Executive Committee.
(j)Break in Service
: An event which results in the cancellation of a Participant’s previous Credited Service as provided in Section 2.2.
(k)Company
: Company shall mean Acuity Brands, Inc. (or its successor or successors). Affiliated or related employers are permitted to adopt the Plan with the consent of the Company and shall be known as “Adopting Employers.” To the extent required by certain provisions (e.g., determining Average Annual Compensation and Credited Service), references to the Company shall include the Adopting Employer of the Participant. Adopting Employers are listed on Schedule 1.
(l)Compensation
: Subject to adjustment as provided in the next sentence, “Compensation” shall be the Participant’s salary and wages for each calendar year during which he is employed as an Executive Officer of the Company, and any Annual Bonuses awarded during such year. In either case, Compensation and Annual Bonuses shall include any amounts which shall be voluntarily deferred by the Participant under any salary or bonus deferral or reduction program (whether qualified or non-qualified) which may be instituted by the Company, but shall not include any earnings or Company match on these deferred amounts, or payments from such programs or payments from any similar salary deferral or bonus deferral programs, or any income from stock options, restricted stock or similar grants. A Participant’s Compensation and Annual Bonuses for calendar years prior to the Effective Date during which he was employed as an Executive Officer shall be credited under this Plan.
(m)Disability Retirement Date
: The day next following the day on which the Participant is deemed to have a Total and Permanent Disability.

(n)Early Retirement Date
: The first day of the month following the Participant’s attainment of age 55 and completion of three (3) Years of Credited Service.
(o)Effective Date
: The effective date of the amended and restated Plan is June 26, 2015, except where otherwise noted. The Plan was initially effective as of January 1, 2003.
(p)Executive Officer
: Any person who, on or after the Effective Date, is classified by the Company as an executive officer of the Company and who is receiving remuneration for personal services rendered to the Company (or would be receiving such remuneration except for an Authorized Leave of Absence), and any other officer of the Company (or an Adopting Employer) designated by the Board as eligible to participate in the Plan and who is listed on an Appendix attached hereto.
(q)Fiduciaries
: The Company and the Administrator, but only with respect to the specific responsibilities of each for Plan administration, all as described in Article VI.
(r)Late Retirement Date
: The first day of the calendar month coinciding with or next following the date of a Participant’s Retirement subsequent to such Participant’s Normal Retirement Date.
(s)Normal Retirement Date
: The first day of the month following the Participant’s attainment of age 60.
(t)NSI
: National Service Industries, Inc., a Delaware corporation, and the corporation from which the Company was spun-off on November 30, 2001.
(u)Participant
: An Executive Officer participating in the Plan in accordance with the provisions of Section 2.1.
(v)Plan
: The Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, the Plan set forth herein, as amended from time to time.
(w)Plan Year
: A twelve (12) month period beginning on January 1 and ending on December 31.
(x)Prior Plan
: The Acuity Brands, Inc. Supplemental Retirement Plan for Executives in which certain participants in this Plan previously participated.
(y)Retirement
: Termination of employment for reason other than death after a Participant has fulfilled all requirements for Normal Retirement Benefit, Late Retirement Benefit, Early Retirement Benefit, or Disability Retirement Benefit. Retirement shall be considered as commencing on the day immediately following a Participant’s last day of employment (or Authorized Leave of Absence, if later).
(z)Surviving Spouse

: The individual to whom a Participant is legally married on the date of death.
(aa)Termination Date
: The date of termination of an Executive’s employment with the Company for reasons other than death or Retirement.
(ab)Total and Permanent Disability
: A physical or mental incapacity which impairs the Participant’s ability to substantially perform his usual duties and services for the Company for a period of six (6) months. The determination of Total and Permanent Disability shall be made by the Administrator in its discretion based upon the information provided to it and, with respect to a Participant’s Section 409A Benefit, shall be made in a manner consistent with the requirements of Section 409A.
(ac)Vested Terminee
: A Participant whose Termination Date occurs after the completion of at least three (3) Years of Credited Service, but prior to achieving eligibility for Retirement.
(ad)Year of Credited Service
: A Participant shall accrue one (1) Year of Credited Service for each Plan Year during which he is actively employed as an Executive Officer of the Company for the full Plan Year. During the Participant’s initial and final Plan Year as an Executive Officer, the Participant will be credited with a decimal equivalent expressed to two places of a fraction having a numerator equal to the number of full months the Participant worked as an Executive Officer during such Plan Year and a denominator of twelve (12). A Participant’s Credited Service as an Executive Officer prior to the Effective Date shall be credited under this Plan. The maximum number of Years of Credited Service a Participant can accrue under the Plan is ten (10).
(ae)Pre-Section 409A Benefit
: The vested accrued benefit of the Participant determined as of December 31, 2004 in accordance with rules established by the Administrator consistent with the requirements of Section 409A.
(af)Section 409A
: Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder.
(ag)Section 409A Benefit
: The Participant’s total Accrued Benefit under the Plan minus the Participant’s Pre-Section 409A Benefit.

2.	Construction
: The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or Section.

ARTICLE IV
ARTICLE VPARTICIPATION, CREDITED SERVICE,
ARTICLE VIAND BREAK IN SERVICE
1.Eligibility for Participation
:

(a)In General
: An Executive Officer shall become a Participant in this Plan on the later of the Effective Date or the date he became an Executive Officer, subject to the conditions and limitations provided for herein, provided that James Balloun shall not be eligible to participate in this Plan. Unless otherwise approved by the Board or unless the Executive Officer has waived all benefits under such plan, an Executive Officer who is a participant in the Acuity Brands, Inc. Supplemental Retirement Plan for Executives shall not be eligible to become a Participant in this Plan.
A former Participant who is rehired may again become a Participant upon again fulfilling the above requirements.
(b)Special Eligibility
- Any Executive Officer designated on an Appendix attached hereto shall be eligible to participate in Plan on the date specified in the Appendix and in accordance with the conditions and limitations provided in such Appendix.

2.	Break in Service
: A Participant shall incur a Break in Service as the result of the occurrence of a Termination Date or Retirement. Upon incurring a Break in Service, a Participant’s rights and benefits under the Plan shall be determined in accordance with his Credited Service and Average Annual Compensation, and other applicable Plan provisions at the time of the Break in Service. If a Participant who has incurred a Break in Service is later rehired by the Company and becomes eligible to participate in the Plan, his prior Years of Credited Service shall only be counted for purposes of determining his Accrued Benefit subsequent to rehire, if (i) at the time of his Break in Service he had at least three (3) Years of Credited Service or was at least age 60, or (ii) the period of his Break in Service is less than his prior Years of Credited Service. If the Participant received payments from the Plan during his Break in Service period, his Accrued Benefit shall be adjusted in the manner provided in Section 1.1(a).

3.	Participants Bound
: Each Executive Officer becoming a Participant hereunder shall be conclusively presumed for all purposes to have consented to this Plan and any amendments, modifications or revisions hereto, and to all the terms and conditions thereof, and shall be bound thereby with the same force and effect as if he had entered into a contract to such effect and any amendments, modifications or revisions hereto.

4.	Transfers
: The following rules shall apply when an Executive Officer transfers to or from an Executive Officer position in the Company:
(a)When Employee Becomes Executive Officer
: An employee of the Company who becomes an Executive Officer of the Company, will become a Participant under this Plan in accordance with Section 2.1. The Executive Officer’s Compensation for periods prior to the date he becomes a Participant in the Plan shall count for purposes of this Plan, but his service with the Company or any affiliated employer shall not be credited as Years of Credited Service unless otherwise provided in an Appendix applicable to such Participant.
(b)Accrued Benefit Upon Transfer To A Non-Eligible Status
: If a Participant is transferred to a non‑eligible status of employment within the Company, his Accrued Benefit under this Plan will be determined as though his transfer were a termination of employment, and the date of such termination of employment will be deemed to be the date of his transfer. A Participant shall not be eligible to receive benefits from this Plan until the Participant terminates employment with the Company and all affiliated employers. A former Participant’s Compensation and service after the date of transfer shall not be counted for any purposes under this Plan unless otherwise provided in an Appendix applicable to such former Participant.

ARTICLE VII
ARTICLE VIII
ARTICLE IXRETIREMENT AND TERMINATION DATES
1.Normal Retirement Benefit
: A Participant may retire on his Normal Retirement Date, on which date he shall be fully vested. The Participant’s Accrued Benefit as of his Normal Retirement Date (“Normal Retirement Benefit”) shall commence on his Normal Retirement Date. The Participant’s Normal Retirement Benefit shall consist of two components: the Participant’s Standard Accrued Benefit paid in the normal form described in Section 3.7 and the Participant’s Incremental Accrued Benefit paid in the form elected by the Participant pursuant to Section 3.8.

2.	Late Retirement Benefit
: When permitted by Company policy, a Participant may continue his employment beyond his Normal Retirement Date. The Participant’s Accrued Benefit as of his Late Retirement Date (“Late Retirement Benefit”) shall commence on his Late Retirement Date. The Participant’s Late Retirement Benefit shall consist of two components: the Participant’s Standard Accrued Benefit paid in the normal form described in Section 3.7 and the Participant’s Incremental Accrued Benefit paid in the form elected by the Participant pursuant to Section 3.8.

3.	Early Retirement Benefit
: A Participant may retire after his 55th birthday and the date of completion of at least three (3) Years of Credited Service, but prior to his Normal Retirement Date, and be entitled to receive his Accrued Benefit (“Early Retirement Benefit”) commencing as of the first day of the calendar month coinciding with or next following the Participant’s 60th birthday. Alternatively, a Participant may elect to commence his Early Retirement Benefit (excluding any Pre-Section 409A Benefit) as of the first day of the calendar month coinciding with or next following his Retirement, or as of the first day of any subsequent calendar month which precedes his Normal Retirement Date, provided (i) that any election to commence the Participant’s Early Retirement Benefit prior to his Normal Retirement Date shall comply with the election rules set forth below and (ii) that the Participant’s Early Retirement Benefit, paid in the normal form, shall be reduced five-twelfths of one percent (5/12 of 1%) for each full month or portion thereof by which the commencement of the Early Retirement Benefit precedes the Participant’s Normal Retirement Date.
The Participant’s Early Retirement Benefit shall consist of two components: the Participant’s Standard Accrued Benefit paid in the normal form described in Section 3.7 and the Participant’s Incremental Accrued Benefit paid in the form elected by the Participant pursuant to Section 3.8. The date the Participant elects to commence his Early Retirement Benefit prior to his Normal Retirement Date shall, with respect to the Participant’s Standard Accrued Benefit, be made at the time he becomes a Participant in the Plan (or made in accordance with the transition rules of Section 409A), and with respect to the Participant’s Incremental Accrued Benefit, be made prior to June 26, 2015. If permitted by the Administrator, the Participant may, not less than 12 months prior to his Early Retirement Date, elect to change the start date of his payments, provided that (i) only one such change is permitted with respect to each of Participant’s Standard Accrued Benefit and the Participant’s Incremental Accrued Benefit, and after such election change, such election is irrevocable, (ii) the payment date for the Participant’s Early Retirement Benefit will be deferred for at least five (5) years (but such delay shall not apply to his Normal Retirement Benefit); and (iii) the election shall not be effective for 12 months.

4.	Disability Retirement Benefit
: A Participant who has completed at least three (3) Years of Credited Service and who retires by reason of Total and Permanent Disability shall be eligible to receive his Accrued Benefit (“Disability Retirement Benefit”), commencing as of his Disability Retirement Date. The amount of the Participant’s Disability Retirement Benefit shall be equal to his Accrued Benefit as of his Disability Retirement Date, without adjustment for commencement prior to his Normal Retirement Date. The Participant’s Disability Retirement Benefit shall consist of two components: the Standard Accrued Benefit paid in the normal form described in Section 3.7 and the Incremental Accrued Benefit paid in the form elected by the Participant pursuant to Section 3.8.

5.	Vested Terminee Benefit
: A Participant who qualifies as a Vested Terminee (as defined in Section 1.1(cc)) shall be entitled to a benefit (“Vested Terminee Benefit”) equal to his Accrued Benefit, commencing as of the first day of any calendar month coinciding with or next following the Participant’s 60th birthday. Such a Participant may elect to commence his Vested Terminee Benefit (excluding any Pre-Section 409A Benefit) as of the first day of any calendar month after he attains age 55 and preceding his 60th birthday, provided (i) that any election to commence the Participant’s Vested Terminee Benefit prior to his 60th birthday shall comply with the election rules set forth below and (ii) that the Participant’s Vested Terminee Benefit, paid in the normal form, shall be reduced five-twelfths of one percent (5/12 of 1%) for each full month or portion thereof by which the commencement of the Vested Terminee Benefit precedes the Participant’s 60th birthday.
The Participant’s Vested Terminee Benefit shall consist of two components: the Participant’s Standard Accrued Benefit paid in the normal form described in Section 3.7 and the Participant’s Incremental Accrued Benefit paid in the form elected by the Participant pursuant to Section 3.8. The date the Participant elects to commence his Vested Terminee Benefit prior to his 60th birthday shall, with respect to the Participant’s Standard Accrued Benefit, be made at the time he becomes a Participant in the Plan (or made in accordance with the transition rules of Section 409A), and with respect to the Participant’s Incremental Accrued Benefit, be made prior to June 26, 2015. If permitted by the Administrator, the Participant may, not less than 12 months prior to his Termination Date, elect to change the start date of his payments, provided that (i) only one such change is permitted with respect to each of the Participant’s Standard Accrued Benefit and the Participant’s Incremental Accrued Benefit, and after such election change, such election is irrevocable, (ii) the payment date for the Participant’s Section 409A Benefit will be deferred for at least five (5) years; and (iii) the election shall not be effective for 12 months.

6.	Termination Prior to Completion of Three (3) Years of Credited Service
: Subject to Article XIII, and except in the event of a Participant’s death, Total and Permanent Disability or attainment of his Normal Retirement Date, a Participant whose Termination Date occurs prior to the completion of three (3) Years of Credited Service shall be entitled to no benefits under this Plan.

7.	Form of Payment of Standard Accrued Benefit
: The normal form of benefit payment for a Participant’s Standard Accrued Benefit shall be a monthly benefit paid for 180 months. If a Participant receiving benefit payments dies before 180 monthly benefit payments have been made, benefit payments shall be continued to the Participant’s Beneficiary until the sum of monthly payments to both the Participant and his Beneficiary is 180. If the Participant’s Beneficiary dies before a total of 180 payments have been made, the remaining payments shall be made to the Participant’s estate or the Beneficiary’s estate, as indicated by the Participant on the designation of beneficiary form provided by the Administrator.

8.	Form of Payment of Incremental Accrued Benefit
: The normal form of benefit payment for a Participant’s Incremental Accrued Benefit shall be monthly installments paid for 180 months; provided, however, the Participant may elect prior to June 26, 2015 that his or her Incremental Accrued Benefit be paid in an Actuarial Equivalent lump sum payment. If a Participant receiving installment payments dies before 180 monthly benefit payments have been made, benefit payments shall be continued to the Participant’s Beneficiary until the sum of monthly payments to both the Participant and his Beneficiary is 180. If the Participant’s Beneficiary dies before a total of 180 payments have been made, the remaining payments shall be made to the Participant’s estate or the Beneficiary’s estate, as indicated by the Participant on the designation of beneficiary form provided by the Administrator.

9.	Pre-Section 409A Benefit
. Notwithstanding any provision in the Plan to the contrary, the Administrator may, in its sole discretion, with respect to the Participant’s Pre-Section 409A Benefit elect to offer additional payment options for benefits under the Plan or the Administrator may elect to accelerate the time and manner of payment of any benefits (including payment of a lump sum), including any death benefits, paid under the Plan, provided that any such alternative form of benefit payment shall be substantially equivalent (using the Actuarial Equivalent factors in Section 1.1(c)) to the normal form of benefit payment provided for in Section 3.7.

10.	Payments to Specified Employees
. Notwithstanding the other provisions of this Article III, if at the time of the Participant’s separation from service, the Administrator determines that the Participant is a “specified employee,” within the meaning of Code Section 409A, then payment of such benefit shall be paid at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3.10 shall be paid or provided to the Participant in a lump-sum with interest at the prime rate as published by The Wall Street Journal on the first business day of the Delay Period, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

ARTICLE X
ARTICLE XI
ARTICLE XIIPRE-RETIREMENT DEATH BENEFITS
The pre-retirement death benefits payable following the death of a Participant shall be determined as follows:
(a)Death Prior to Eligibility for a Vested Terminee Benefit
: No death benefit is provided under this Plan for Participants who die prior to completing the eligibility requirements for a Vested Terminee benefit.
(b)Death After Attaining Eligibility for Vested Terminee Benefit
: If a Participant dies while employed by the Company after completing the requirements for a Vested Terminee Benefit, the Participant’s Beneficiary shall be paid the amount which would have been payable to the Participant had the Participant terminated employment immediately prior to the date of his death, with such payments commencing on the first day of the calendar month coinciding with or next following the date which would have been the deceased Participant’s 60th birthday. The Participant’s Beneficiary shall receive the Participant’s Standard Accrued Benefit paid in 180 monthly payments under the normal form described in Section 3.7 and the Participant’s Incremental Accrued Benefit paid in the form elected by the Participant pursuant to Section 3.8. If the Participant’s Beneficiary dies before receiving all monthly payments, the remaining payments shall be made to the Participant’s estate or the Beneficiary’s estate, as indicated by the Participant on the designation of beneficiary form provided by the Administrator. If the Participant terminates employment after satisfying the requirements for a Vested Terminee benefit but dies prior to the date his benefit commences, he shall be covered by the death benefit provisions of this subsection (b).
(c)Death After Attaining Eligibility for Early or Normal Retirement Benefit
: If a Participant dies while employed by the Company after completing the eligibility requirements for an Early Retirement Benefit or Normal Retirement Benefit, the Participant’s Beneficiary shall be paid the amount (including any reduction for early commencement of benefits) which would have been payable to the Participant under this Plan had the Participant retired immediately prior to the moment of his death, with such payments commencing on the first day of the month following the date of death of the Participant. The Participant’s Beneficiary shall receive the Participant’s Standard Accrued Benefit paid in 180 monthly payments under the normal form described in Section 3.7 and the Participant’s Incremental Accrued Benefit paid in the form elected by the Participant pursuant to Section 3.8. If the Participant’s Beneficiary dies before receiving the 180 monthly payments, the remaining payments shall be made to the Participant’s estate or the Beneficiary’s estate, as indicated by the Participant on the designation of beneficiary form provided by the Administrator. If the Participant terminates employment after satisfying the requirements for Early Retirement Benefits but delays commencement of his benefits, he shall be covered by the death benefit provisions of this subsection (c) until his benefit payments commence.

ARTICLE XIII
ARTICLE XIV
ARTICLE XVPLAN FINANCING
1.Payment of Costs and Expenses
: All costs of providing the benefits under the Plan and the expenses thereof, including the cost of the Administrator and any actuary, shall be paid from the general assets of the Company (or with respect to Participants employed by an Adopting Employer, from the general assets of such Adopting Employer).

ARTICLE XVI
ARTICLE XVII
ARTICLE XVIIIFIDUCIARY RESPONSIBILITIES
1.Allocation of Responsibility Among Fiduciaries
: The Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan. In general, the Company shall have the responsibility for providing the benefits payable under this Plan; to appoint an Administrator if it so desires; and to amend or terminate, in whole or in part, this Plan. The Administrator shall have the responsibility for the duties set forth in Article VII. Each Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan, and is not required under this Plan to inquire into the propriety of any such direction, information or action. It is intended under this Plan that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the payment of benefits under this Plan in any manner.

2.	Fiduciary Duties

: All Fiduciaries hereunder shall discharge their duties with respect to the Plan solely in the interest of the Participants and Beneficiaries, and
(a)    for the exclusive purpose of providing benefits to Participants and their Beneficiaries and defraying reasonable expenses of administering the Plan;
(b)    with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and
(c)    in accordance with the documents and instruments governing the Plan insofar as such documents and instruments are consistent with the provisions of Title I of the Act.

3.	Company Filing Responsibility
: To the extent not otherwise specifically provided in the Plan, the Company shall be responsible for filing with the Internal Revenue Service and Department of Labor any returns, reports and other documentation required under the Act.

ARTICLE XIX
ARTICLE XX
ARTICLE XXIADMINISTRATION
1.General Duties
: The Administrator shall enforce the Plan, and shall have all powers necessary to accomplish that purpose, including, but not by way of limitation, the following:
(a)    to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder and to notify the Participant and the Company, where appropriate;
(b)    to adopt By-Laws and rules as it deems necessary, desirable or appropriate;
(c)    to prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;
(d)    to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;
(e)    to receive from the Company and from Participants such information as shall be necessary for the Administrator to perform its duties hereunder;
(f)    to furnish the Company, upon request, such annual reports as are reasonable and appropriate with respect to the Administrator’s duties hereunder;
(g)    to receive, review and keep on file (as it deems convenient or proper) reports of the receipts and disbursements of the Plan;
(h)    to appoint or employ individuals to assist in the administration of its duties under the Plan and any other agents as it deems advisable, including legal or actuarial counsel.

The Administrator shall have no power to add to, subtract from, or modify any of the terms of the Plan, or to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for any benefits under the Plan. The Administrator shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive.

2.	Application and Forms For Benefit
: The Administrator may require a Participant to complete and file with the Administrator an application for benefits and all other forms approved by the Administrator, and to furnish all pertinent information requested by the Administrator. The Administrator may rely upon all such information so furnished it, including the Participant’s current mailing address.

3.	Facility of Payment
: Whenever, in the Administrator’s opinion a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Administrator may direct the Company to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit, or the Administrator may direct the Company to apply the payment for the benefit of such person in such manner as the Administrator considers advisable. Any payment of a benefit or installment thereof in accordance with the provisions of this Section shall be a complete discharge of the Administrator of any liability for the selection of such payee or the making of such payment under the provisions of the Plan.

4.	Rules and Decisions
: When making any determination, the Administrator shall be entitled to rely upon information furnished by the Company, legal counsel for the Company, or the actuary.

5.	Company to Furnish Information
: To enable the Administrator to perform its functions, the Company shall supply full and timely information to the Administrator of all matters relating to the pay of all Participants, their Retirement, death or other cause for termination of employment, and such other pertinent facts as the Administrator may require.

6.	Administrator to Furnish Other Information
: To the extent not otherwise provided in the Plan, the Administrator shall be responsible for providing all notices and information required under the Act to all Participants.

ARTICLE XXII
ARTICLE XXIII
ARTICLE XXIVSUCCESSOR COMPANY
In the event of the dissolution, merger, consolidation or reorganization of the Company, provision may be made by which the Plan will be continued by the successor; and, in that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.

ARTICLE XXV
ARTICLE XXVI
ARTICLE XXVIIPLAN TERMINATION
The Company may terminate the Plan at any time by resolution of the Board, provided that upon the occurrence of a Section 409A Change in Control event (as defined in Section 13.4), the Plan shall be terminated in accordance with Section 13.4. In the event of the termination or partial termination of the Plan, the rights of all affected Participants to their Accrued Benefits as of the date of such termination or partial termination shall be fully vested and nonforfeitable. Subject to the Administrator’s discretion under Section 3.9 with respect to the Participant’s Pre-Section 409A Benefit, the Participant’s Accrued Benefit shall remain payable in accordance with the provisions of Article III. Notwithstanding anything contained herein to the contrary, for a period of two (2) years following a Change in Control that does not qualify as a 409A Change in Control Event, this Plan shall not be terminated.

ARTICLE XXVIII
ARTICLE XXIX
ARTICLE XXXTRUST
The benefits provided by this Plan shall be unfunded. All amounts payable under this Plan to a Participant shall be paid from the general assets of the employer which principally employs the Participant (the “Obligated Employer”), and nothing contained in this Plan shall require the Obligated Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan shall create only a contractual obligation on the part of the Obligated Employer and Participants shall have the status of general unsecured creditors of the Obligated Employer under the Plan with respect to any obligation of the Obligated Employer to pay benefits pursuant hereto. Any funds of the Obligated Employer available to pay benefits pursuant to the Plan shall be subject to the claims of general creditors of the Obligated Employer, and may be used for any purpose by the Obligated Employer.
Notwithstanding the preceding paragraph, the Obligated Employer may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust only, such transferred amounts shall remain subject to the claims of general creditors of the Obligated Employer. To the extent that assets are held in a trust when a Participant’s benefits under the Plan become payable, the Administrator shall direct the trustee to pay such benefits to the Participant from the assets of the trust.

ARTICLE XXXI
ARTICLE XXXII
ARTICLE XXXIIIAMENDMENTS AND ACTION BY COMPANY
The Company reserves the right to make from time to time any amendment or amendments to this Plan. Notwithstanding anything contained in this Plan to the contrary, no amendment shall have the effect of reducing the Accrued Benefit of any Participant, and, for a period of two (2) years following a Change in Control, this Plan shall not be amended in any way to directly or indirectly reduce the benefit levels provided under this Plan or the benefit of any Participant or his designated Beneficiary, including any reduction caused by changes to the definitions of Actuarial Equivalent or Average Annual Compensation.

ARTICLE XXXIV
ARTICLE XXXV
ARTICLE XXXVIMISCELLANEOUS
1.Nonguarantee of Employment

: Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in the employment of the Company, or as a limitation of the right of the Company or an Adopting Employer to discharge any Participant or Executive Officer, with or without cause.

2.	Rights Under Plan
: No Participant shall have any right to or interest in, the Plan upon termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Participant.

3.	Nonalienation of Benefits
: Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Plan shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

4.	Headings for Convenience Only
: The headings and sub-headings in this Plan are inserted for convenience of reference only and are not to be considered in construction of the provisions hereof.

5.	Multiple Copies
: This Plan may be executed in any number of counterparts, each of which shall be deemed an original, and the counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof.

6.	Governing Law
: This Plan shall be construed and enforced in accordance with the provisions of the Act. In the event the Act is not applicable or does not preempt state law, the laws of the State of Georgia shall govern.

7.	Guarantee of Performance
: In consideration of each Participant’s performance of valuable services that inure to the financial benefit of the Company, the Company does hereby agree to perform all of the obligations and responsibilities and pay any benefits due and owing to a Participant under the Plan if the Obligated Employer (as defined in Article X) designated to perform such obligations and responsibilities or pay such benefits fails or is unable to do so.

8.	Payment of Legal Fees
. If any action at law or in equity is necessary for a Participant to enforce or interpret the terms of the Plan, the Company shall promptly pay such Participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action. If any other action is taken with respect to the Plan, each party shall bear its own attorneys’ fees and expenses. If a reimbursement is called for under this Section 12.8, (i) such reimbursement shall be made no later than the end of the calendar year immediately following the calendar year in which Participant pays the related legal fees or expenses, (ii) the amount of expenses eligible for reimbursement in any given calendar year shall not affect the expenses that the Company is obligated to reimburse in any other calendar year, (iii) the Participant’s right to such reimbursements may not be liquidated or exchanged for any other benefit, and (iv) in no event shall the Company’s obligations to make such reimbursements apply later than the Participant’s remaining lifetime.

9.	Section 409A.
(a)The intent of the parties is that payments and benefits under the Plan comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and the Company shall have complete discretion to interpret and construe the Plan and any associated documents in any manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A. If for any reason, such as imprecision in drafting any provision, the Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Company.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “such a separation from service.” The determination of whether and when a separation from service has occurred for purposes of the Plan shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

ARTICLE XXXVII
ARTICLE XXXVIII
ARTICLE XXXIXCHANGE IN CONTROL
1.Cause
: For purposes of this Plan, a termination for ‘Cause’ is a termination evidenced by a resolution adopted in good faith by two-thirds of the Board that the Participant (i) intentionally and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed to substantially perform, or (ii) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Participant’s employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Participant a copy of a written notice setting forth that the Participant was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Participant shall have been provided an opportunity to be heard by the Board (with the assistance of the Participant’s counsel if the Participant so desires). No act, or failure to act, on the Participant’s part, shall be considered “intentional” unless he has acted or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Plan to the contrary, in the case of any Participant who is a party to a Change in Control Agreement, no failure to perform by the Participant after a Notice of Termination (as defined in the Participant’s Change in Control Agreement) is given by the Participant shall constitute Cause for purposes of this Plan.

2.	Change in Control
: For purposes of this Plan, a Change in Control shall mean any of the following events:
(a)    The acquisition (other than from the Company) by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934

Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities; or
(b)    The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or
(c)    A merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than seventy percent (70%) (effective as of September 29, 2006, sixty percent (60%)) of the combined voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or
(d)    A complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section (a), solely because thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

3.	Termination of Employment
: If a Participant’s employment is terminated by the Company or by the Participant for any reason within two (2) years following a Change in Control, the Company shall, within five (5) days, pay to the Participant a lump sum cash payment equal to the lump sum Actuarial Equivalent of his Accrued Benefit as of the date of his termination of employment whether or not the Participant is otherwise vested in his Accrued Benefit. If at the time of the Participant’s separation from service, the Administrator determines that the Participant is a “specified employee,” within the meaning of Code Section 409A, then payment of such benefit shall be paid at the date which is the earlier of (i) six (6) months and one day after such separation from service and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph shall be paid or provided to the Participant in a lump-sum with interest at the prime rate as published by The Wall Street Journal on the first business day of the Delay Period, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

4.	Plan Termination Upon a Section 409A Change in Control Event
: Upon the occurrence of a Section 409A Change in Control Event (as defined below), the Plan shall be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company shall, within five (5) days of such Section 409A Change in Control Event, pay to the Participant a lump sum cash payment equal to the lump sum Actuarial Equivalent of his Accrued Benefit as of such date, whether or not the Participant is otherwise vested in his Accrued Benefit. For purposes of this Plan, a Section 409A Change in Control Event shall mean any of the following events:

(a)A Person or Persons acting as a group acquires beneficial ownership of stock of the Company that, together with the stock held by such Person or group, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting securities; provided, that, a Section 409A Change in Control Event shall not occur if any Person or Persons acting as a group owns more than fifty percent (50%) of the total voting power of the Company’s then outstanding voting securities and acquires additional securities. Notwithstanding the foregoing, a Section 409A Change in Control Event shall not be deemed to occur pursuant to Section 13.4(a), solely because more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition; or
(b)The individuals who, as of June 25, 2015, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or
(c)The sale or other disposition of all or substantially all of the assets of the Company.

5.	Amendment or Termination
(d): Any amendment or termination of this Plan which a Participant reasonably demonstrates (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or Section 409A Change in Control Event or (ii) otherwise arose in connection with or in anticipation of a Change in Control or Section 409A Change in Control Event, and which was not consented to in writing by the Participant shall be null and void, and shall have no effect whatsoever, with respect to the Participant.

IN WITNESS WHEREOF, this amended and restated Plan has been executed by the Company to be effective on the Effective Date (except where otherwise noted).
ACUITY BRANDS, INC.

By:_______________________
Vernon J. Nagel
Chairman, President and
Chief Executive Officer

SCHEDULE 1
ADOPTING EMPLOYERS
Acuity Brands Lighting, Inc.
Acuity Specialty Products Group, Inc.